Exhibit 11

1 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII CODE OF ETHICS AND CONDUCT

2 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII TABLE OF CONTENTS 37 26

3 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Open Letter from the Chairman of the Board and the CEO I 3 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

4 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Dear Buenaventura Family Since 1953, we have built more than just a Company, we have established a robust corporate reputation grounded in the values inherited from our founders, who embarked on this remarkable journey. Today, each of us strengthens this reputation through ethics, integrity, passion, diligence, and unwavering commitment. It is more than a reward; it is an asset we nurture with every action and decision. In an increasingly dynamic and challenging world, ethics and compliance are not merely abstract concepts; they are actions that define, guide, and distinguish us as an organization. Our ethical and compliance culture represents a true competitive advantage; it is a distinctive feature that makes us leaders within the mining industry. To reinforce this culture, we have updated our Code of Ethics and Conduct, aligning it with global regulatory requirements and the evolving challenges of society and the market. It represents who we are, what we believe in, how we act on a daily basis, and what our purpose is in the mining industry. This Code embodies our “Corporate DNA”, guided by our core values: Safety, Honesty, Respect, Loyalty, Responsibility, and Transparency. I

5 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Leandro García CEO Roque Benavides Chairman of the Board Our Code of Ethics and Conduct serves as the guiding framework and practical reference for all employees, vendors, customers, and business partners, ensuring that we act with ethics, integrity, and transparency at all times. Awareness of, adherence to, and compliance with this Code is what ensures our long-term sustainability and our contribution to the leadership of the mining industry in Peru. I

6 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Understanding OUR CODE II CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

7 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII The Code of Ethics and Conduct (hereinafter, the “Code”) of Compañia de Minas Buenaventura and its subsidiaries (hereinafter, the “Company”) establishes the fundamental principles, standards, and guidelines for conduct and behavior mandatory for all employees, regardless of position or level of responsibility, as well as by our business partners and stakeholders. This Code is complemented by the Comprehensive Corporate Compliance Policy, it highlights our main commitments to compliance and reinforces our firm belief in a corporate culture based on ethics, trust, transparency, and integrity. Our Code is available and accessible to all stakeholders through the Company’s corporate website and intranet portal, thereby reinforcing our ethical and compliance culture. We emphasize the importance of maintaining an environment in which these values are actively promoted and practiced throughout all decision‑making processes, operations, and business relationships. Any breach of this Code will result in disciplinary measures in accordance with the severity of the infraction and as established in the Internal Labor Regulations. II

8 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 2.1 Scope This Code is mandatory for all Company employees across all organizational levels, as well as for business partners and other stakeholders. Any term not defined in this document shall have the meaning assigned to it in the Comprehensive Corporate Compliance Policy. II 8

9 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 2.2 Corporate Principles and Values This Code reflects our commitment to the highest standards of ethics and integrity, establishing a clear and consistent framework to guide our actions and decision-making. Safety We prioritize the life and well-being of our employees across all processes, operations, and activities Honesty We act with integrity and probity, without lying, deceiving, or omitting the truth. Respect We treat individuals, their cultures, ideas, and their rights with utmost consideration. Loyalty We are committed to the Company’s mission, vision, and values. Together, we are all one team. Responsability We are committed to excellence, working efficiently, safely, and responsibly at all times. Transparency Our actions and communications are truthful, clear, timely, and unambiguous. II

10 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Commitments Shaping Our Sustainable Future III CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

11 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.1 Commitment to Our Employees We foster a safe, ethical, and professional work environment across all areas of the Company, in compliance with applicable laws, good practices, and the principles and values that guide us. We must act and make decisions with ethics and integrity, in accordance with the provisions of this Code. In light of the above, we strictly commit to: Promoting respectful behavior among employees, without discrimination based on race, gender, origin, language, religion, beliefs, sexual orientation, age, disability, political preferences, or other personal characteristics or aspects. Respecting diverse cultures and fostering equal opportunities, encouraging professional development in an environment of respect, dignity, trust, and courtesy. Rejecting any form of discriminatory practice Promoting a fair, safe, and respectful workplace. III

12 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Maintaining a work environment free from workplace or sexual harassment. Listening to employees and addressing their concerns through respectful and open communication. Promoting meritocracy and the professional growth of our human capital. Protecting privacy and personal data within the employment relationship. MAKE SURE TO REJECT ANY FORM OF INTIMIDATION OR HARASSMENT. ANY INCIDENT MAY BE REPORTED THROUGH THE BUENAVENTURA ETHICS LINE Providing a safe and healthy working environment for employees and visitors. III

13 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Encouraging employee recognition practices and fostering ethical conduct by valuing the commitment and integrity of all employees Establishing induction, training, and development programs. Respecting employees’ decisions to join or not join a labor union IF YOU HAVE QUESTIONS OR CONCERNS, YOU MAY CONTACT THE COMPLIANCE AREA AT: cumplimiento@buenaventura.pe III

14 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Conflicts of Interest Individuals subject to this Code must act with loyalty to the Company’s vision. Conflicts of interest may compromise objectivity and impartiality in decision-making; therefore, it is essential to identify, disclose, and report any such situation through the mechanisms through the mechanisms established by the Company established in the Comprehensive Corporate Compliance Policy. All employees must avoid any relationship or activity that may give rise to a conflict of interest in any of their activities. They are required to act transparently and in the best interest of the Company in all decisions and actions. A conflict of interest arises when an employee is required to choose between incompatible interests, where a personal interest interfere with the best interests of the Company. In all our decisions, integrity and trust must prevail, avoiding situations that could compromise objectivity or transparency.” III

15 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII What should I do if a conflict of interest arises? For questions, contact the Compliance Area at: cumplimiento@buenaventura.pe For more information, please refer to the Comprehensive Corporate Compliance Policy. Identify Be vigilant for situations that could constitute a conflict of interest. Assess The Compliance and Human Resources areas, together with the Ethics Officer will determine the appropriate course of action. Disclose Report any conflict of interest to an immediate supervisor and the Compliance area through the formal Conflict of Interest Disclosure Form Documentation All disclosed conflicts of interest and the actions taken to manage them are properly documented. III

16 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.2 Commitment to Business Partners The Company is committed to maintaining transparent communication and honest, respectful, and constructive dialogue with its business partners to promote compliance with these standards and their continuous improvement. Likewise, we expect our business partners to adhere to the following commitments: Ethical conduct Honesty Fair treatment Integrity Management of conflicts of interest Regulatory compliance III

17 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Shared sustainability and social responsibility Innovation and continuous improvement For further information, please refer to the provisions set forth in the Comprehensive Corporate Compliance Policy. BY ADHERING TO THESE PRINCIPLES, OUR BUSINESS PARTNERS HELP STRENGTHEN MUTUAL TRUST AND BUILD LONG‑TERM, BENEFICIAL BUSINESS RELATIONSHIPS THROUGHOUT OUR VALUE CHAIN 17 III

18 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.3 Commitment to Shareholders and Investors We recognize that the trust of our shareholders and investors is essential for the Company’s long-term success and sustainability. Therefore, we commit to maintaining relationships grounded in sound corporate governance, ethics, and transparent communication. We ensure that our shareholders are properly informed about the Company’s decisions and management, enabling informed decision-making. We provide truthful, complete, and timely information in all our reports and communications. We maintain and promote open communication based on trust and transparency with our shareholders and investors. We reject any manipulation of information intended to alter data or records. We work diligently to maximize the value of their investments, complying with all applicable laws and regulations, as well as with responsible and sustainable business management practices. III

19 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.4 Commitment to Human Rights, Our Communities, and the Environment The Company has a Human Rights Policy that establishes guidelines and procedures to prevent and mitigate situations that could infringe upon these rights. We extend our commitment beyond our own operations by requiring our suppliers and business partners to be aware of and comply with these same ethical and legal principles. Human Rights We guarantee respect for human rights in all our activities, operations, and business relationships, and we actively promote them. These rights are internationally recognized in the Universal Declaration of Human Rights and in the conventions of the International Labour Organization (ILO). III

20 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Environment Shared Social Responsibility We promote responsible environmental practices to advance toward sustainable development and the protection of our environment. Our Environmental Management Policy incorporates compliance with applicable environmental regulations, together with clear guidelines, sustainable practices, and management standards to mitigate any environmental impact, as well as the efficient management of natural resources and the promotion of circular economy, conservation, and environmental restoration initiatives. We seek to foster a positive, collaborative, and respectful environment that supports sustainable development. Accordingly, we believe in shared social responsibility, working jointly with all social stakeholders toward a common objective: the sustainable development of Peru. We respect and comply with the commitments and agreements established with communities, as well as cultural heritage, cultural practices, and traditions of ancestral rural and Indigenous communities. For further information, please refer to the Comprehensive Corporate Compliance Policy. III

21 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.5 Commitment to Authorities, the State, and Society Anti-Corruption We do not tolerate any form of corruption and will take firm measures to prevent, detect, and severely sanction any corrupt act, including bribery, embezzlement, fraud, facilitation payments, extortion, and/or any other practice that compromises the ethics, integrity, and legality of our actions. This commitment is essential to protecting our corporate reputation and ensuring the trust of our employees, business partners, shareholders, investors, communities, and other stakeholders. By remaining steadfast in our principles, we contribute to sustainable development and the success of the Company. For further details, please refer to the Comprehensive Corporate Compliance Policy. III

22 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII 3.6 Commitments to the Company Responsible Use of Information Technologies and Company Assets The ethical, efficient, and responsible use of information technologies and Company assets is essential to ensuring operational efficiency, information security, and the protection of our resources. All employees must comply with applicable cybersecurity regulations, policies, and procedures, ensuring the proper use and safeguarding of confidential information and Company assets, and avoiding misuse or loss. Internet access through Company devices must be used responsibly: Accessing inappropriate websites or sites unrelated to work activities is prohibited. Unauthorized platforms or applications that may pose a risk to corporate information security must not be used. III

23 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII The Company promotes a culture of information security by providing training aimed at preventing unauthorized access, misuse, and any form of cyberattack. Cybersecurity is a priority. For further information, please refer to the Comprehensive Corporate Compliance Policy. Employees must also: Keep devices and software updated with the latest versions and security patches established by the Company Use strong, updated passwords and not share them with others. Immediately report any security incident or suspicious activity to the Information and Communications Technology (ICT) area. Avoid downloading or installing unauthorized software that could compromise the security of Company systems. III

24 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Confidentiality of Information and Protection of Personal Data Corporate information is a valuable asset that must be protected. Accordingly, employees must not: Confidential information includes, but is not limited to: Disclose, store, or share confidential Company information, With individuals outside the Company or through unauthorized channels Business development plans. Financial data. Personal data. Information related to business partners, customers, suppliers, or employees Any other sensitive information related to the Company’s operations, business units, and mining projects. III

25 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII All employees must handle and protect this information with confidentiality, discretion, and professionalism, avoiding any unauthorized disclosure. Please remember to pay special attention to safeguarding our confidential information, as well as information entrusted to us by third parties. 25 III

26 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Ethical Decision -Making Test IV CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

27 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII How Do I Recognize an Ethical Decision? Ask yourself the following four questions. Answering “yes” will help us determine whether our decisions are ethical: Does it comply with national and international laws? Regulatory compliance helps us avoid legal consequences and reinforces our reputation as a Company. Does it comply and align with our Code and corporate policies? Ensuring that every decision we make complies with these guidelines allows us to act in accordance with our principles and values. Is it consistent with our corporate identity, principles and values? We seek to ensure that our actions are consistent with our identity and the organizational culture we promote. Would I feel comfortable if the impact of my decision became public knowledge? If the decision can be publicly upheld without causing harm to the Company’s reputation, it is likely to be an ethical decision. 1 2 3 4 IV

28 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Let’s see an example! The company ABC CONTRATISTAS S.A.C. is in the middle of a bidding process for an important contract. The employee in charge of the procurement process, Silverio, is contacted by a representative of a competing company who offers a payment to ensure that their bid is favored in the process.” Does it comply with national and international laws and regulations? NO. Receiving anything of value and accepting bribes constitutes private-sector corruption and is severely sanctioned under national and international law. It may result in legal penalties and cause serious damage to the Company’s corporate reputation. Does it comply with the Code of Ethics and Conduct and the Company’s corporate policies? NO. The Code and the Company’s corporate policies prohibit the acceptance of bribes and any form of corruption. Is it consistent with our corporate principles and values?corporativos? NO. Accepting anything of value constitutes bribery and violates the principles of honesty and 3 2 1 IV

29 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII transparency promoted by the Company. This would be contrary to our Comprehensive Corporate Compliance Policy and organizational culture. What would happen if the impact of my decision became public? If this decision were made public, it could cause serious damage to the Company’s reputation 4 29 IV

30 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Buenaventura Ethics Line V CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

31 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Do You Know Our Buenaventura Ethics Line? We foster an environment in which our employees feel safe to report any violation of this Code and our corporate values. This reporting channel, known as the Buenaventura Ethics Line, is available to all employees, business partners, and third parties in general. The Buenaventura Ethics Line is managed by an independent, specialized external company, which ensures that all information received is kept confidential and secure. It also provides protection against retaliation. Please remember that the Buenaventura Ethics Line is: 100% confidential Easy to use Available 24 hours a day, 7 days a week Secure and reliable V

32 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII What Can Be Informed or Reported Through the Ethics Line? Any non-compliance, breach, or violation of this Code, the Comprehensive Corporate Compliance Policy, and other internal policies, procedures, and/or controls. You may also report actions suspected to be criminal, fraudulent, unethical, or irregular, as well as situations that may put at risk the ethical values, integrity, reputation, or good name of the Company. Reports may include, among others: Misappropriation of Company resources and/or assets Conflicts of interest situations. Internal fraud, bribery, and corruption Sexual or workplace harassment and misconduct. Alteration of reports, records, or other documents Non-compliance with policies, procedures, and/or regulations. Occupational safety issues, environmental non- compliance, and/or failure to meet social commitments. Disclosure, negotiation, or use of the Company’s confidential information V

33 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII What should I do if retaliation occurs after reporting through the Buenaventura Ethics Line? How Can We Report? Any act of retaliation or harassment is prohibited by the Company, constitutes a violation of this Code, and will be subject to severe disciplinary measures against those who carry out or promote such actions. Through the Buenaventura Ethics Line, the Company has implemented three reporting options: For further information, please refer to the Comprehensive Corporate Compliance Policy. Visit https://www.buenaventura.com, click on the Code of Ethics section, and access the link indicated therein. Download the Ethics Global mobile application and scan the QR code or enter the following code: BVN-731 BVN. Through the website: https://lineaeticabuenaventura.ethicsglobal.com/ WE PROTECT YOUR IDENTITY AND ENSURE THAT NO RETALIATION IS TAKEN. PLEASE REMEMBER THAT YOU MAY ALSO SUBMIT REPORTS ANONYMOUSLY. 1 2 3 V

34 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Comprehensive Corporate Compliance Program and Policy VI CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

35 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Through the Comprehensive Corporate Compliance Policy, we have consolidated into a single document the main commitments of the companies that make up the Company, highlighting the importance of respecting the pillars of our Code and complying with applicable national and international regulations. It is essential that all of us understand and apply it. This document represents our unwavering commitment to ethics and integrity across all our operations and includes, among other commitments and guidelines, the following: Ethics, integrity, and good corporate governance Rejection of bribery and corruption Rejection of money laundering and terrorist financing Provisions on social support, charitable contributions, donations, and sponsorships VI

36 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Relationships with government entities and public officials Provisions on gifts, amenities, and hospitality We encourage everyone to become familiar with the Comprehensive Corporate Compliance Policy and to incorporate it into our daily activities. 36 VI

37 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Frequently Asked Questions VII CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

38 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII What should I do if I witness unethical behavior by a coworker, such as the alteration or falsification of environmental monitoring reports (e.g., water quality test results or pollutant emission data)? ANSWER:If you witness unethical behavior or conduct that violates our Code, it is important that you report it immediately through the Buenaventura Ethics Line. The Company is committed to investigating all reports confidentially and without retaliation. A supplier offers me a gift as a token of appreciation for the execution of a contract with the Company. Is this acceptable? ANSWER: Accepting gifts from suppliers may constitute a conflict of interest, as it could influence business decisions, create ethical dilemmas, and/ or compromise or call into question the integrity of a procedure and compliance with our policies. If you have any doubts, it is best to decline the gift or report it to your supervisor. You may also consult the Comprehensive Corporate Compliance Policy. 2 1 VII

39 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII As part of my duties, I have received confidential information about a Company mining project that is not public knowledge. May I share it with a friend who works at another mining company? ANSWER: No. Sharing confidential information about the Company or its projects with external parties constitutes a violation of our Confidentiality Policy. This information must be handled with the utmost care and shared only with authorized individuals who have a legitimate need to know within the organization. I am concerned that a safety procedure is not being properly followed at the mining unit where I work. What should I do? ANSWER: Your safety and that of your coworkers is a priority. You must immediately report any failure to comply with safety procedures to your supervisor or to the Safety area. The Company has established protocols to address these concerns and to ensure a safe working environment. 4 3 VII

40 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII Acknowledgment of Awareness and Compliance with the Code of Ethics and Conduct VIII 40 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII

41 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII I here by declare that I have read and fully understood the Code of Ethics and Conduct of Compañía de Minas Buenaventura S.A.A. I acknowledge that the Code is fundamental to the success and integrity of the Company. I commit to adhering to and complying with all its provisions and acknowledge that any attitude or behavior that violates the Code and the Comprehensive Corporate Compliance Policy will be subject to sanctions and disciplinary measures, in accordance with applicable law. Likewise, I acknowledge my responsibility and obligation to report any conduct that violates or fails to comply with the provisions of the Code and the Comprehensive Corporate Compliance Policy, through the channels authorized by the Company, as indicated in this document. 41 VIII

42 CODE OF ETHICS AND CONDUCT BUENAVENTURA I II III IV V VI VII VIII